Exhibit 10.22
March 21, 2002
Oleh S. Hnatiuk
NeuroSpheres Ltd. and Neurospheres Holdings Ltd.
C/o University Technologies International Inc.
Suite 130, 3553 31 St. N.W.
Calgary, Alberta T2L 2K7 Canada

Re:	License Agreement, NeuroSpheres LTD, NeuroSpheres Holdings LTD, and StemCells, Inc., dated October 30, 2000 (the “Agreement”)
Dear Mr. Hnatiuk:
This letter (the “Letter Amendment”) will, if accepted by NeuroSpheres Ltd. and Neurospheres Holdings Ltd., constitute an amendment to the Agreement referenced above. As we have discussed, StemCells, Inc. (“StemCells”) proposes to enter a sublicense with BioWhittaker, Inc., (“BioWhittaker) under which BioWhittaker would be granted the right (retroactively, upon payment of royalties for past sales) to sell the product listed in its catalogue as CC2259 “Neural Progenitor Cells.” We ask that NeuroSpheres Ltd. and Neurospheres Holdings Ltd. agree to amend Section 3.08 of the Agreement to add the following words to the end of the first sentence: “, provided, however, that neither the entry of a sublicense between SCI and BioWhittaker, Inc. or any parent or subsidiary thereof concerning activity in the research market, nor any sales or other activity pursuant to such sublicense, shall constitute commercial sales of any licensed Product for the purposes of this Section 3.08.” That section would accordingly read, in its entirety:
3.08 Annual Payments
SCI shall make annual payments to NS in the amount of fifty thousand Dollars ($50,000) during the term hereof (the “Annual Payments”), beginning with the first of the following years: (i) the first full year of commercial sales of any licensed Product are made, and (ii) the year 2004, provided, however, that neither the entry of a sublicense between SCI and BioWhittaker, Inc. or any parent or subsidiary thereof concerning activity in the research market, nor any sales or other activity pursuant to such sublicense, shall constitute commercial sales of any licensed Product for the purposes of this Section 3.08. Each Annual Payment due hereunder shall be payable on or before the last day of the year for which it is due.
3155 Porter Drive • Palo Alto, CA 94304
(650) 475-3100 • (650) 475-3101 FAX

March 21, 2002

The Annual Payment in this section 3.08 shall be fully creditable on an accumulated basis against any royalty income due to NS under section 3.01 or 3.02. Annual Payments are not refundable.
Except as modified above, all other terms, conditions and covenants of the Agreement, specifically but without limitation including the provisions of Section 3.12 regarding sublicensing fees, remain in full force and effect.
If NeuroSpheres Ltd. and Neurospheres Holdings Ltd. agree to this Letter Amendment, please have the enclosed copy dated and signed on their behalves and return it to me.
Sincerely,
/s/ Iris Brest
Iris Brest
General Counsel
The terms of the Letter Agreement set forth above are hereby accepted:

NeuroSpheres Ltd.

/s/ Oleh S. Hnatiuk	04/01/2002

by: Oleh S. Hnatiuk	date

NeuroSpheres Holdings Ltd.

/s/ Oleh S. Hnatiuk	04/01/2002

by: Oleh S. Hnatiuk	date